Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157529, 333-68868, 333-93105, 333-140419, and 333-69863 on Form S-8 and Registration Statement No. 333-126424 on Form S-3 of our report dated March 4, 2010, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, of US Ecology, Inc. (formerly known as American Ecology Corporation) and subsidiaries, appearing in this Annual Report on Form 10-K of US Ecology, Inc. for the year ended December 31, 2009.

/s/ Deloitte and Touche LLP

Boise, Idaho
March 4, 2010